Exhibit 99.1
13,300        shares @        $35.25
2,600        shares @        $35.40
100        shares @        $35.41
200        shares @        $35.44
100        shares @        $35.45
200        shares @        $35.46
100        shares @        $35.47
2,700        shares @        $35.54
100        shares @        $35.56
300        shares @        $35.62
100        shares @        $35.74